Exhibit 10.9

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT (this “Agreement”) is made as of February 5, 2010 (the “Effective Date”), between GENESIS ENERGY, LLC, a Delaware limited liability company (the “Company”), and Karen Pape, (the “Principal”).  Capitalized terms used in this Agreement but not defined in the body hereof are defined in Exhibit A.

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company (as amended from time to time, the “LLC Agreement”) authorizes the issuance by the Company of Series B-1 Units; and

WHEREAS, the Company desires to issue to the Principal on the terms and conditions hereinafter set forth, and the Principal desires to accept on such terms and conditions, the number of Series B-1 Units specified herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Principal agree as follows:

1.        Issuance of Units.  The Company hereby issues 33 Series B-1 Units (the “Series B-1 Units”) to the Principal which shall vest in accordance with the provisions of Section 4 below.  The Threshold Value for each Series B-1 Unit shall be equal to zero.  The Series B-1 Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43.

2.        Terms of Issuance.

(a)           As an inducement to the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Principal shall be granted Series B-1 Units.

(b)           The Principal acknowledges and agrees that no provision contained in this Agreement shall entitle the Principal to remain in the employment of the Company.

(c)           The Principal acknowledges and agrees that, except as provided in the LLC Agreement, the Company has no duty or obligation to disclose to the Principal, and the Principal shall have no right to be advised of, any information regarding the Company in connection with the forfeiture or redemption of the Series B-1 Units pursuant to the terms and conditions of this Agreement.

(d)           The Principal acknowledges and agrees that the Series B-1 Units are a designated series of the Series B Units authorized and issued pursuant to the LLC Agreement and subject to all of the restrictions applicable to Series B-1 Units as set forth in the LLC Agreement and in this Agreement.

3.       Unvested Series B-1 Units.  Except as provided in Section 4 below, all Series B-1 Units shall initially be deemed “Unvested Series B-1 Units” under the LLC Agreement (“Unvested Units”), shall be subject to all of the restrictions on Series B-1 Units contained in the LLC Agreement and, to the extent the LLC Agreement distinguishes between Vested Series B-1 Units and Unvested Series B-1 Units, shall carry only such rights as are conferred on Unvested Series B-1 Units under the LLC Agreement.

4.             Vesting of Series B-1 Units.

(a)           Subject to Section 4(g), if the Principal is, and has been, continuously employed by the Company from the date of this Agreement through the first anniversary date of the Effective Date, then on such anniversary date twenty-five percent (25%) of the Series B-1 Units will be “Vested Series B Units” under the LLC Agreement (“Vested Units”).  Vested Units shall no longer be deemed Unvested Series B-1 Units, shall no longer be subject to the restrictions on Unvested Series B Units (but shall remain subject to the restrictions on the Series B Units in general) under the LLC Agreement and, to the extent the LLC Agreement distinguishes between Vested Series B-1 Units and Unvested Series B-1 Units, shall carry all of the rights conferred on Vested Series B-1 Units under the LLC Agreement.

(b)           Subject to Section 4(g), if Principal is, and has been, continuously employed by the Company from the date of this Agreement through the second anniversary date of the Effective Date, then on such anniversary date thirty-three and one-third percent (33 1/3%) of the remaining Unvested Units will become Vested Units (which, for the sake of clarity, will constitute one-fourth of the total number of original Series B-1 Units).

(c)           Subject to Section 4(g), if Principal is, and has been, continuously employed by the Company from the date of this Agreement through the third anniversary date of the Effective Date, then on such anniversary date fifty percent (50%) of the remaining Unvested Units will become Vested Units (which, for the sake of clarity, will constitute one-fourth of the total number of original Series B-1 Units).

(d)           Subject to Section 4(g), if Principal is, and has been, continuously employed by the Company from the date of this Agreement through the fourth anniversary date of the Effective Date, then on such anniversary date the remaining Unvested Units will become Vested Units.

(e)           Following consummation by the Company of a Qualified Public Offering, all shares of common stock of the IPO corporate issuer issued in respect of any Unvested Units issued pursuant hereto shall continue to be subject to vesting in accordance with Section 4(a) through Section 4(d) hereto.

(f)           In the event of the consummation of a sale or business combination that results in a Change of Control or upon the occurrence of a Sale of the Business, all Series B-1 Units that shall not have previously become Vested Units shall become Vested Units as of the consummation of such Change of Control or Sale of the Business; provided, that the Principal has been continuously employed by the Company from the date of this Agreement until the consummation of such Change of Control or Sale of the Business.

(g)           Notwithstanding the foregoing Sections 4(a)-(d); if Principal’s employment with the Company is terminated as a result of death or Disability at any time prior to an anniversary of the Effective Date, the percentage of the Unvested Units that would have vested but for the Principal’s death or Disability on such anniversary date of the Effective Date will become Vested Units on such date of death or Disability, and the remaining Unvested Units shall be forfeited, for no consideration, as provided in Section 5(b)(i).

5.        Forfeiture of and Right to Purchase Series B-1 Units.

(a)           If the Principal’s employment with the Company is terminated by the Company for Cause or the Principal terminates his employment with the Company without Good Reason, then the Principal, and any other Person who shall be the holder of any of the Series B-1 Units on the date of such termination or resignation, shall forfeit to the Company all of such Series B-1 Units (including any Vested Units and any Unvested Units) and all rights arising from such Units, and no consideration shall be paid in respect of such Units.

(b)           If the Principal’s employment with the Company is terminated without Cause, by reason of the Principal’s death or Disability or by the Principal for Good Reason, then:

(i)           subject to Section 4(g), the Principal, and any other Person who shall be the holder of any of the Series B-1 Units on the date of such termination or resignation, shall forfeit to the Company all of the Unvested Units and all rights arising from such Unvested Units and no consideration shall be paid in respect of such Units;

(ii)           the Company shall have the right to redeem, in accordance with Section 6 below, any or all of the Principal’s Vested Units at a redemption price equal to the Fair Market Value of such Units;

(c)           The forfeitures of Units subject to the terms and conditions of this Section 5 shall occur immediately and without further action of the Company except with respect to death or Disability as provided below, the Principal or any other Person upon the termination, resignation, death, Disability or breach giving rise thereto (the date of such termination, resignation, death, Disability or breach being the “Trigger Date”).  The Company’s right to redeem or purchase Vested Units pursuant to Section 5 shall apply to all Units, whether then held by the Principal or any other Person to whom the Principal may have transferred such Units in accordance with the LLC Agreement.

6.       Procedure for Redemption/Purchase of Vested Units.

(a)           Within ninety days of the Trigger Date, the Board shall provide the Principal, the Principal’s legal representative or guardian, or the executor of the Principal’s estate (as applicable, the “Representative”), with written notice of its determination of the fair market value, as of the date of termination, of the Vested Units that are subject to redemption under Section 5 (the “Purchase Price”), together with a non-binding estimate of the number of Vested Units that the Company anticipates it will redeem and a worksheet showing in reasonable detail its determination of the Purchase Price.  In each case, “fair market value” shall equal the amount that would be distributed with respect to such Vested Units if the assets of the Company were sold for their Fair Market Value as of such date of termination and there was a hypothetical complete liquidation of the Company and the proceeds were distributed, after payment or other satisfaction of all liabilities and other obligations of the Company, by the Company pursuant to Section 6.1 of the LLC Agreement.  The Representative shall have the right to dispute in writing the Board’s determination of the Purchase Price within thirty days following receipt of the Board’s determination (the “Notice Period”).  If the Company has not received written notice of such a dispute within the Notice Period, the Purchase Price as determined by the Board shall be deemed to be the final Purchase Price.  If the Company has received written notice of such a dispute within the Notice Period, then the Company and the Representative shall, for an additional thirty days following receipt of such written notice of dispute (such additional thirty-day period, the “Resolution Period”), attempt to reach agreement on the Purchase Price.  If no resolution of this dispute is finalized within the Resolution Period, the Board’s determination of the Purchase Price shall be submitted for review and final determination by an independent valuation firm (the “Independent Valuation Firm”) selected by the Board.  The Independent Valuation Firm shall review all relevant data, including any necessary books and records of the Company, to determine the changes to the Purchase Price calculation, if any, necessary to resolve only the disputed items or amounts.  The determination by the Independent Valuation Firm shall be made as promptly as practical, but in no event beyond thirty days from its engagement, and shall be final and binding.  If the final Purchase Price as determined by the Independent Valuation Firm is ten percent or more lower than the Purchase Price as determined by the Board, the costs of the Independent Valuation Firm shall be borne by the Representative.  If the final Purchase Price as determined by the Independent Valuation Firm is ten percent or more higher than the Purchase Price as determined by the Board, the costs of the Independent Valuation Firm shall be borne by the Company.  If the final Purchase Price as determined by the Independent Valuation Firm is any other amount, the costs of the Independent Valuation Firm shall be borne fifty percent by the Company and fifty percent by the Representative.

(b)           Following the final determination of the Purchase Price as provided above, the Company shall give written notice to the Representative of the number of Vested Units that are subject to redemption pursuant to Section 5 (the “Subject Units”), and the final Purchase Price.  The date that such notice is received by the Representative shall constitute the “Purchase Notice Date.”

(c)           In the event the Company elects to redeem any or all of the Subject Units pursuant to Section 5(b)(ii), the Company shall set a reasonable place and time for the closing of the redemption of such Subject Units, which shall be not less than fifteen days nor more than forty-five days after the Purchase Notice Date.

(d)           Any payment of the Purchase Price for any Subject Units by the Company shall be made in the form of cash or a Company check, payable to the Representative; provided, however, that any such payment by the Company may be made, at the option of the Board, in the form of an unsecured promissory note issued by the Company to the Representative with a term of two (2) years, interest accruing at a rate of eight percent (8.0%) per annum, compounded annually, with quarterly principal payments and interest due and payable quarterly in arrears.  Any such note shall contain restrictions on the holder’s ability to pledge, borrow against or collateralize such note and shall contain customary subordination provisions for the benefit of the Company’s lenders.  Upon payment of such Purchase Price by the Company (or issuance of the promissory note described in this Section 6(d)), such Subject Units shall automatically be cancelled without further action by the Company, the Principal or any other Person.

(e)           The Representative shall execute and deliver all documentation and agreements reasonably requested by the Company to reflect a purchase/redemption of the Subject Units pursuant to this Agreement, but neither the failure of the Representative to execute or deliver any such documentation, nor the failure of the Representative to deposit the Company’s check, shall affect the validity of a purchase/redemption of the Subject Units pursuant to this Agreement.

(f)           In connection with any purchase/redemption of the Subject Units hereunder, the Representative shall not be required to make any representations, warranties or indemnities, other than customary representations, warranties and indemnities concerning (i) the Representative’s valid ownership of the Subject Units, free of all liens and encumbrances (excluding those arising under applicable securities laws and any arising under the LLC Agreement), (ii) the Representative’s authority, power and right to enter into and consummate the sale of any Subject Units without violating any other agreement to which the Representative is a party or by which his assets are bound, and (iii) compliance with applicable laws.

7.             Representations and Warranties of the Principal.  The Principal represents and warrants to the Company as follows:

(a)           All of the representations and warranties made by the Principal pursuant to Article IV of the LLC Agreement are true and correct as of the date hereof.

(b)           This Agreement constitutes the legal, valid and binding obligation of the Principal, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Principal does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Principal is a party or any judgment, order or decree to which the Principal is subject.

(c)           The Principal believes that he has received all the information he considers necessary in connection with his execution of this Agreement, and the Principal has had an opportunity to ask questions and receive answers from the Company and from counsel regarding the terms, conditions and limitations set forth in this Agreement and the business, properties, prospects and financial condition of the Company and its subsidiaries and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Principal or to which the Principal had access.

8.       Withholding; 83(b) Election.  To the extent that the receipt of the Series B-1 Units, the vesting of the Series B-1 Units, or the execution of this Agreement results in compensation income or wages from the Company to the Principal for federal, state or local tax purposes, the Principal shall deliver to the Company at the time of such receipt, lapse or execution, as the case may be, such amount of money as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if the Principal fails to do so, the Company is authorized to withhold from any cash or Unit remuneration (including withholding any Vested Units distributable to the Principal under this Agreement) then or thereafter payable to the Principal any tax required to be withheld by reason of such resulting compensation income or wages.  Within thirty (30) days after the date of the issuance of the Series B-1 Units, the Principal shall make an election authorized by section 83(b) of the Code with respect to the Series B-1 Units and the Principal shall submit to the Company a copy of the statement filed by the Principal to make such election.  The form of such election shall be in the form attached as Exhibit B.

9.             Confidential Information.

(a)           As used in this Agreement, “Confidential Information” means information belonging to a Related Party which is of value to the Related Party, disclosed before or after the Effective Date in the course of conducting its business, and the disclosure of which could result in a competitive or other disadvantage to a Related Party.  Confidential Information includes, but is not be limited to, the Related Parties’ various trade secrets and confidential or proprietary information, including information Principal has received before first being employed by the Company, consisting of, but not limited to, information relating to: (a) business operations and methods; (b) existing and proposed acquisitions, acquisition strategies, investments, investment strategies and business plans; (c) financial performance; (d) compensation arrangements and amounts (whether relating to the Related Parties, or to any of their respective employees); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) limited partners and prospective limited partners of the Related Parties; (h) marketing strategies; (i) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts; (j) consulting and similar reports from third parties; (k) inventions, improvements and other intellectual property; trade secrets; designs, processes or formulae; software; and (l) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained, which have been discussed or considered by a Related Party either before or after the Effective Date.  Confidential Information also includes the confidential information of others with which a Related Party has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (a) general business experience or knowledge and (b) information that becomes available in the public domain, unless due to breach of the Principal’s duties under this Section 9.  All inventions, ideas, concepts, business opportunities, improvements, and works of authorship, including all patent, copyright, trade secret, trademark or other intellectual property rights therein, whether or not reduced to practice, that the Principal, either alone or jointly with others, conceives, reduces to practice, invents, makes, or authors during the Principal’s employment with the Company and that relate to or result from the business of a Related Party (collectively, the “Intellectual Property”), shall be the sole and exclusive property of the Company.  The Principal hereby assigns all rights in and to the Intellectual Property throughout the world to the Company.  All documents and files, both digital and tangible, embodying such Intellectual Property shall also be the sole and exclusive property of the Company.  The Principal agrees to execute all assignments necessary to record or evidence title to the Intellectual Property in the Company by signing a written assignment of the Intellectual Property in favor of the Company, including in connection with the prosecution of any patent or copyright application.

(b)           The Principal understands and agrees that the Principal’s employment creates a relationship of confidence and trust between the Principal and the Related Parties with respect to all Confidential Information.  At all times, both during the Principal’s employment with the Company and after its termination, the Principal will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Principal’s duties to the Related Parties.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Principal by a Related Party or are produced by the Principal in connection with the Principal’s employment, will be and remain the sole property of the Company or the applicable Related Party.  The Principal will return to the Related Party all such materials and property as and when requested by the Company or the applicable Related Party.  In any event, the Principal will return all such materials and property immediately upon termination of the Principal’s employment for any reason.  The Principal will not retain any such material or property or any copies thereof after such termination, except that the Principal may retain a list of materials returned in order to prove that such information was actually returned to the Company or the applicable Related Party.

(c)           During the period of the Principal’s employment by the Company and thereafter, the Principal shall assist the Related Parties and their respective nominees, at any time, in the protection of the Related Parties’ worldwide right, title, and interest in and to Confidential Information and the execution of all formal assignment documents requested by the Related Parties or their respective nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.  The Principal’s reasonable out-of-pocket expenses (including the reasonable costs of counsel, if any) incurred in providing such assistance shall be paid or reimbursed by the Related Party requesting such assistance.  The Principal shall be fairly compensated at market rates for any such assistance provided by the Principal at any time following the termination of the Principal’s employment with the Company (it being understood that the Principal shall not be entitled to any compensation in excess of the severance compensation and benefits set forth in Section 1 in connection with any such assistance provided by the Principal during the period in which such severance compensation and benefits are provided).

(d)           The Principal represents and warrants to the Company that (i) he does not have any agreements with any current or prior employer that will prohibit him from working for the Company or fulfilling his duties and obligations to the Company and the other Related Parties pursuant to this Agreement and (ii) he has complied with all noncompetition, nonsolicitation, and confidentiality duties imposed on him with respect to his former employers, e.g., the Principal does not possess any tangible property belonging to any former employer without having the right to possess such property.  The Principal agrees that during the Principal’s employment with the Company, the Principal will not disclose to the Company, or use or induce the Company to use, any non-public, confidential or proprietary information, documents or materials belonging to any third party, including any prior employer.  The Principal acknowledges that the Company has expressly stated that it does not wish to receive any such information or for the Principal to use such information in the course of the Principal’s employment with the Company.  Further, the Principal agrees to indemnify the Company and each Related Party for any claim, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company or any Related Party based upon or arising out of any non-competition, nonsolicitation, confidentiality or other agreement between Principal and such third party which was in existence as of the date of this Agreement.

(e)           The Principal acknowledges that money damages would not be sufficient remedy for any breach of this Section 9 by the Principal, and the Company or any other Related Party shall be entitled to enforce the provisions of this Section 9 by terminating payments then owing to the Principal under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Section 9 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Principal and his agents.

(f)            Notwithstanding anything to the contrary, the Principal’s disclosure of confidential information shall not be deemed a violation of this Section 9 to the extent that (i) disclosure is required by law or by any court or other governmental authority with jurisdiction or authority to order the Principal to disclose or make accessible any such information or (ii) such information becomes a part of the public domain so long as the Principal has not violated this Section 9 in respect of such information; provided, however, that in the event disclosure is required under clause (i) and the Principal is making such disclosure, the Principal shall provide the Company with prompt notice of such requirement prior to making any disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company, the Principal agrees to deliver to the Company, at any time during the term of employment with the Company or thereafter, all Confidential Information and Intellectual Property that he may possess or control.

(g)            Nothing in this Agreement shall prevent the Principal from using at any time his general knowledge, skill, experience and expertise in the conduct of his business or other activities, except and only to the extent such business or other activities would be specifically prohibited by this Section 9, Section 10 or Section 11.

10.     DISPARAGEMENT. During the Principal’s employment with the Company and following any termination of such employment, (a) the Principal agrees not to disparage, either orally or in writing, any of the Related Parties or any Quintana-Related Entities, any of the Related Parties’ or any Quintana-Related Entities’ business, products, services or practices, or any of the Related Parties’ or any Quintana-Related Entities’ directors, officers, agents, representatives, stockholders, partners, members, employees, or their applicable Affiliates and (b) the Company agrees not to disparage, and to cause the Related Parties not to disparage, either orally or in writing, the Principal.

11.      Non-Competition Obligations.

(a)           The Principal expressly covenants and agrees that during the Prohibited Period (as defined below), (i) such Principal will not, other than in the normal course of such Principal’s employment with the Company or any of its Affiliates, engage directly or indirectly in any Competing Business in the Restricted Area, and (B) such Principal will not, and will cause its Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with, or loan money to or sell or lease equipment or real estate to, any business, individual, partnership, firm, corporation or other Person, which engages in a Competing Business in the Restricted Area.  For purposes of this Section 11(a), any such business, individual, partnership, firm, corporation or other Person shall be deemed to be a Competing Business if more than 5% of its gross revenues in any twelve (12) month period are attributable to the provision of services or to operations that compete with the Company.  In no event will the Company or any of its Affiliates be deemed to be a Competing Business.

(i)           As used in this Agreement:

(A)           “Competing Business” shall mean (x) any business in which the Related Parties are engaged or into which any Related Party has considered expanding (as evidenced by the consideration of capital expenditure plans or the expenditure of capital, site visits, discussions with potential acquisition or partnership targets and the like), in each case as of the Effective Date and (y) any business in which the Related Parties are engaged or into which any Related Party has considered expanding within twelve (12) months prior to the termination of this Agreement (as evidenced by the consideration of capital expenditure plans or the expenditure of capital, site visits, discussions with potential acquisition or partnership targets and the like), in each case as of (1) the date of termination of the Principal’s employment with the Company or (2) the date on which the Principal ceases to hold any equity interest in the Company or any of its successors or assigns, whichever is later.

(B)            “Prohibited Period” shall mean the longer of (x) the time period during which the Principal is an employee, officer, or director of the Company or any of its Affiliates and eighteen (18) months thereafter or (y) the time period during which the Principal holds any equity interest in the Company or any of its successors or assigns and eighteen (18) months thereafter.

(C)             “Restricted Area” shall mean any state in which the Genesis Energy, L.P., a Delaware limited partnership, is operating at the time of termination of this Agreement

(b)           Notwithstanding the restrictions contained in Section 11(a), the Principal or any of his Affiliates may own an aggregate of not more than two and a half percent (2.5%) of the outstanding capital stock of any class of any entity engaged in a Competing Business, if such capital stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 11(a), provided, that neither the Principal nor his Affiliates have the power, directly or indirectly, to control or direct the management or affairs of any such entity and are not involved in the management of such entity.

(c)           The Principal further expressly covenants and agrees that during the Prohibited Period, he will not, other than on behalf of the Company or any of its Affiliates, and he will cause his Affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of any Person who is an officer, employee or agent of the Company or its Affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its Affiliates any Person who or which is a customer, consultant or supplier of the Company or its Affiliates.

(d)           The Principal further expressly covenants and agrees that during the Prohibited Period, he will not, other than on behalf of the Company or any of its Affiliates, and he will cause his Affiliates not to, call upon any prospective acquisition candidate for the purpose of completing an acquisition of such target on such Principal’s own behalf or on behalf of any Competing Business, which candidate is a Competing Business or which candidate was, to such Principal’s knowledge, either called upon by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries made an acquisition analysis, for the purpose of acquiring such candidate.

(e)           The Principal further expressly covenants and agrees that during the Prohibited Period, he will advise the Company of the identity of any new employer of the Principal within ten (10) days of accepting such employment.

(f)            The Principal and the Company acknowledge and agree that the restrictions as to time, geographic area and scope of activity set forth in Section 11(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company.  The Principal understands that such restrictions may limit his ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company to justify such restrictions.  Further, the Principal acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and the Principal intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(g)           The Principal and the Company further acknowledge and agree that, in the event of a breach or threatened breach of any of the provisions of this Section 11, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law.  Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity for any such breach or threatened breach.

(h)           The Principal hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 11.  The Principal acknowledges that the geographic scope and duration of the covenants contained in this Section 11 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company Business, (ii) the Principal’s level of control over and contact with the Company Business in all jurisdictions in which it is conducted, (iii) the fact that the Company Business is conducted throughout the geographic area where competition is restricted by this Agreement, and (iv) the amount of consideration that the Principal is receiving in connection with the transactions contemplated by this Agreement.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Laws, whether now or hereafter in effect and therefore, to the extent permitted by applicable Laws, the parties waive any provision of applicable Laws that would render any provision of this Section 11 invalid or unenforceable.

12.     Duty of Loyalty.  The Principal acknowledges and agrees that the Principal owes a fiduciary duty of loyalty to act at all times in the best interests of the Related Parties.  In keeping with such duty, the Principal shall make full disclosure to the Company of all business opportunities pertaining to the Related Parties’ business and shall not appropriate for the Principal’s own benefit business opportunities concerning the Related Parties’ business.

13.     General Provisions.

(a)           Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be personally delivered, mailed by certified mail, return receipt requested, or delivered by nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company to:	GENESIS ENERGY, LLC
919 Milam, Suite 2100
Houston, Texas 77002
Attention:  Grant Sims

with a copy to:	Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas  77002
Attention:  G. Michael O’Leary

If to the Principal to:	Karen Pape
_____________________
_____________________

Any such notice shall be effective (i) if delivered personally, upon receipt thereof by the recipient; (ii) if delivered by nationally recognized overnight delivery service, on the first business day after being sent or (iii) if delivered by certified mail, upon the earlier of actual receipt thereof by the recipient or five business days after the date of deposit in the United States mail.

(b)           Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(c)           Consent to Jurisdiction.

(i)            The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(ii)            Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (i) above by the mailing of a copy thereof in the manner specified by the provisions of Section 13(a).

(iii)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d)           Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Principal, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e)           Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)            Entire Agreement.  This Agreement and the LLC Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

(h)           Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

(i)            Gender and Plurals.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(j)            Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by and against the Principal, the Company and their respective successors, assigns, heirs, representative and estate, as the case may be (including subsequent holders of Series B-1 Units); provided, that the rights and obligations of the Principal under this Agreement shall not be assignable except in connection with a transfer of the Series B-1 Units permitted under the LLC Agreement.  Notwithstanding anything else in this Agreement or in the LLC Agreement  each Series B-1 Unit shall remain subject to the terms of the LLC Agreement and this Agreement regardless of who holds such Series B-1 Unit and  the effect that the employment by the Company of the Principal or events related to such employment have on the rights of and restrictions on the Series B-1 Units, including vesting, and the rights of the Company with regard to the Series B-1 Units, under this Agreement, shall not be altered by any transfer of the Series B-1 Units.

(k)           Employment Relationship.  Nothing in the issuance of the Series B-1 Units and nothing in this Agreement shall confer upon the Principal the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.

(l)            Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

(m)           Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n)           Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(o)           WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS.  EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, ANY ARBITRATION PROCEEDING.

*       *       *

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Unit Agreement as of the date first written above.

GENESIS ENERGY, LLC

By:	/s/ Robert V. Deere
Name:	Robert V. Deere
Title:	Chief Financial Officer

/s/ Karen Pape
Karen Pape

SPOUSAL CONSENT

The undersigned Principal’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and the LLC Agreement and their binding effect upon any marital or community property interests he may now or hereafter own, and agrees that the termination of his and the Principal’s marital relationship for any reason shall not have the effect of removing any Series B-1 Units otherwise subject to this Agreement from coverage hereunder and that her awareness, understanding, consent and agreement are evidenced by his signature below.

Spouse of Karen Pape

[Signature Page to Pape Restricted Unit Agreement]

EXHIBIT A

DEFINED TERMS

“Act” is defined in the LLC Agreement.

“Affiliate” is defined in the LLC Agreement.

“Board” is defined in the LLC Agreement.

“Cause” shall mean the Principal’s (i) conviction or plea of nolo contendere in a court of law of any crime or offense (excluding misdemeanors, minor traffic violations and other minor offenses), imposition of unadjudicated probation for any felony (or any other crime involving moral turpitude, fraud, embezzlement, material misconduct or misappropriation) or the Principal’s indictment or entering into a consent decree relating to any violations of U.S. or foreign securities laws, (ii) willful misconduct or gross negligence in connection with the business or affairs of any Related Party, (iii) substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which the Principal fails to undertake treatment immediately after requested by the Board or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on the premises of any Related Party or while performing the Principal’s duties and responsibilities, (iv) misappropriation of funds or other acts of dishonesty involving any Related Party, (v) continuing failure or refusal to perform the Principal’s duties or to carry out in all material respects the lawful directives of the Board which remains uncorrected thirty (30) days after the Principal receives notice of such failure or refusal or (vi) material breach of the terms of this Agreement or any other agreement between the Principal and any Related Party.

“Change of Control” means the occurrence of any of the following events other than any event that constitutes an Internal Restructure:

(a)           at any time prior to the consummation of a Qualified Public Offering (i) the sale of more than 50% of the issued and outstanding Aggregate Series A Units of the Company held by the Persons who are Members prior to such event to a Person who is not an Affiliate of any Member or (ii) the merger or consolidation of the Company with any other Person that is not an Affiliate of the Company and as a result of which the majority of the outstanding equity interests of the surviving Person are not owned by one or more of the same owners as the owners of the Aggregate Series A Units in the Company prior to such merger or consolidation, and in each of cases (i) and (ii) immediately preceding, results in the Quintana-Related Entities owning in the aggregate less than 10% of the Series A Units of the Company owned by the Quintana-Related Entities prior to such event;

(b)           at any time after a Qualified Public Offering, any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the IPO Corporation or any affiliate thereof, (ii) the Quintana-Related Entities or (iii) any entity owned, directly or indirectly, by the Members of the Company in substantially the same proportions as their ownership of Units of the Company) acquires (other than any acquisition directly from the IPO Corporation and any acquisition by the IPO Corporation) “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the IPO Corporation representing 50% or more of the combined voting power of the IPO Corporation’s then outstanding securities; provided, however, that if the IPO Corporation engages in a merger or consolidation in which the IPO Corporation or the surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the IPO Corporation’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

(c)           at any time after a Qualified Public Offering, the consummation of a merger or consolidation of the IPO Corporation with any other Person, other than a merger or consolidation which would result in the voting securities of the IPO Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity)) more than 50% of the combined voting power of the voting securities of the IPO Corporation (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation; or

(d)           a Liquidation Event.

“Competing Business” is defined in Section 11(a).

“Confidential Information” is defined in Section 9(a).

“Disability” is defined in the Employment Agreement.

“Disability” shall mean either (i) the Principal’s inability to perform, even with reasonable accommodation, on a full-time basis the employment duties and responsibilities assigned to the Principal due to accident, physical or mental illness, or other circumstance; provided, however, that such inability continues for a period exceeding ninety (90) consecutive days during any one hundred and eighty (180) consecutive calendar days or one hundred and twenty (120) calendar days in any twelve (12) month period, or (ii) the Principal is determined to be totally disabled by the Social Security Administration.  The Principal must submit to a reasonable number of examinations, to be paid for by the Company, by the physician making the determination regarding disability, and the Principal hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If the Principal is not legally competent, the Principal’s legal guardian or duly authorized attorney-in-fact will act in Principal’s stead, for the purposes of submitting the Principal to the examinations, and for the purpose of providing the authorization of disclosure.

“Fair Market Value” is defined in the LLC Agreement.

“Good Reason” is defined in the Employment Agreement.

“Good Reason” shall mean the occurrence of any one or more of the following without the written consent of the Principal: (i) the assignment to the Principal by the Board of employment responsibilities that, when taken as a whole, are materially inconsistent with a senior management position with the Company, (ii) the Company requiring a change of the location for performance of the employment responsibilities of the Principal greater than one hundred (100) miles away from such location as of the Effective Date (not including ordinary periodic travel during the regular course of employment) or (iii) the Company’s failure to pay the Principal’s base salary in the absence of Cause.

“Intellectual Property” is defined in Section 9(a).

“Internal Restructure” means any re-formation, conversion, transfer of assets, transfer by Members of their Units, merger, incorporation, liquidation or other transaction undertaken in a manner that results in the Members or their Affiliates continuing to have substantially the same direct or indirect ownership of the Company’s assets in place prior to the Internal Restructure, and preserves (a) the relative economic interests of the Members or their Affiliates in the Company or any entity (including an entity organized under the laws of a foreign jurisdiction) that succeeds to the Company in such transaction and (b) the limited liability of the Members to the substantially same extent afforded by the Act.

“LLC Agreement” is defined in the recitals.

“Law” is defined in the LLC Agreement.

“Liquidation Event” is defined in the LLC Agreement.

“Member(s)” is defined in the LLC Agreement.

“Person” is defined in the LLC Agreement.

“Prohibited Period” is defined in Section 11(a).

“Purchase Notice” is defined in Section 6(b).

“Purchase Notice Date” is defined in Section 6(b).

“Purchase Price” is defined in Section 6(a).

“Qualified Public Offering” is defined in the LLC Agreement.

“Quintana-Related Entity” is defined in the LLC Agreement.

“Related Parties” means the Company and each of its Subsidiaries.

“Restricted Area” is defined in Section 11(a).

“Sale of the Business” is defined in the LLC Agreement.

“Series B Units” are defined in the LLC Agreement.

“Series B-1 Units” are defined in Section 1.

“Subject Units” are defined in Section 6(b).

“Subsidiaries” is defined in the LLC Agreement.

“Threshold Value” is defined in the LLC Agreement.

“Trigger Date” is defined in Section 5(d).

“Units” is defined in the LLC Agreement.

“Unvested Units” are defined in Section 3.

“Vested Units” are defined in Section 4(a).

EXHIBIT B

SECTION 83(B) ELECTION FORM

[See Attached]

SECTION 83(B) ELECTION FORM

Election to Include in
Taxable Income in Year of Transfer Pursuant
to Section 83(b) of the Internal Revenue Code

The undersigned is receiving an award of restricted membership units of a Delaware limited liability company which is being treated as a partnership for federal income tax purposes.  All parties to the transaction believe the award of restricted membership units to be a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27.  Notwithstanding the foregoing, in the event that (i) the award of restricted membership units constitutes a “capital interest” rather than a “profits interest” or (ii) the undersigned disposes of such restricted membership units within two years following receipt thereof, the undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:
Address:

Taxpayer Identification Number:

2.	Description of the property with respect to which the election is being made:

Series B-1 Units of Genesis Energy, LLC (the “Company”).

3.	The date on which the property was transferred is February ___, 2010.

The taxable year to which this election relates is calendar year 2010.

4.	Nature of the restrictions to which the property is subject:

The _____ Series B-1 Units issued to the taxpayer vest over time and are subject to forfeiture in the event certain employment conditions are not satisfied.

5.
The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which this election is being made is $0.

6.	The amount paid by the taxpayer for said property is $0.

7.	A copy of this statement has been furnished to the Company as provided in Treasury Regulation Section 1.83-2(d).

Date:           February ___, 2010

Printed Name:

B-1